Exhibit 10.23
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of April 12, 2007 between CAMBIUM LEARNING, INC., a Delaware corporation (the “Company”), and DAVID CAPPELLUCCI (the “Executive”)
WITNESSETH:
     WHEREAS, the Executive is one of the members of VSS-Cambium Holdings, LLC, a newly formed Delaware limited liability company (the “Parent”), and also is an officer of the Company;
     WHEREAS, the Parent and the Company have entered into a series of agreements whereby the Parent has agreed to acquire the stock of the Company (the “Transaction”) pursuant to the Stock Purchase Agreement, dated as of January 29, 2007, by and among Parent, as purchaser, the Company and each of the stockholders of the Company, as sellers, as modified by the Assignment and Assumption Agreement, dated as of March 27, 2007, by and between Parent, as assignor, and VSS-Cambium Merger Corp., as assignee (“Merger Corp”), as amended by Amendment of Disclosure Schedules, dated as of April 11, 2007, and First Amendment to Stock Purchase Agreement, dated as of April 11, 2007 (the “Stock Purchase Agreement”);
     WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to be so employed by the Company; and
     WHEREAS, the Company, the Parent and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s employment with the Company and certain restrictions on the Executive’s conduct benefiting the Company and the Parent during such time and thereafter, all as set forth herein.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intended to be legally bound hereby, agree as follows:
ARTICLE 1
TERM OF AGREEMENT AND EMPLOYMENT
     Section 1.1. Employment.
     During the term of this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as the Chief Executive Officer. Subject to the direction and ultimate authority of the Board of Directors of the Company (the “Board”), the Executive shall have general supervision and direction of the business and affairs of the Company subject to the control of the Board. The Executive shall report to the Board and agrees to perform to the best of his ability, experience and talent those acts and duties, consistent with the position of Chief Executive Officer of the Company, as the Board shall from time to time direct. The Executive shall serve as a member of the Board or as a member of any governing entity of any Affiliate of the Company for no additional compensation.
     Section 1.2. Term.
     The term (the “Term”) of the Executive’s employment under this Agreement shall begin on the date hereof (the “Effective Date”) and, subject to earlier termination as provided in ARTICLE 5, shall continue from year to year thereafter unless terminated by either party with 90 days prior written notice.
ARTICLE 2
DUTIES AND OBLIGATIONS OF THE EXECUTIVE
     Section 2.1. Compliance With Policies, etc.
     At all times during the performance of this Agreement, the Executive shall adhere to the Company’s policies, rules and regulations governing the conduct of its employees, now in effect, or as subsequently adopted or amended.
     Section 2.2. Time Commitment.
     During the term of his employment, the Executive shall use his best efforts to promote the interests of the Company and its Affiliates and shall devote all of his business time, ability and attention to the performance of his duties for the Company and its Affiliates and shall not, directly or indirectly, render any services to any other person or organization, whether for compensation or otherwise, except with the Board’s prior written consent (which shall not be unreasonably withheld provided that those services are not inconsistent with, and do not interfere with, your full-time employment by the Company). The Executive’s principal place of business shall be in the Natick, Massachusetts area or within thirty-five (35) miles thereof.
ARTICLE 3
COMPENSATION
     Section 3.1. Salary.
     As full compensation for his services hereunder in each and any capacity contemplated, during the Term, Company shall pay to the Executive a base salary at the rate of $220,000, on an annualized basis, subject to applicable deductions and withholdings (“Base Salary”), commencing on the Effective Date and payable in accordance with the Company’s customary payroll practices. Executive’s rate of Base Salary shall be increased on the first day of each calendar year occurring during the Term, beginning with January 1, 2008, by the percentage increase for the prior year in the Consumer Price Index for Urban Wage Earners and Clerical Workers (Northeast Urban), as published by the Bureau of Labor Statistics of the U.S. Department of Labor, or by any greater amount specified by the Board in its sole discretion.

     Section 3.2. Bonus.
     In addition to his Base Salary, Executive shall be eligible while he remains employed hereunder, in respect of each calendar year (pro-rated for any partial calendar years during the Term), to an annual bonus payable in cash and at such times as bonuses are customarily paid to senior executives of the Company (the “Cash Bonus”), in effect on the last day of the calendar year with respect to which such Cash Bonus is paid. The Executive’s Cash bonus target (the “Target Bonus”) shall be equal to 50% of his Base Salary and he shall be eligible to earn up to a maximum of 100% of his Base Salary (the “Maximum Bonus”). The Cash Bonus shall consist of the following three components, and each shall be calculated as set forth below (and as more particularly described in the examples set forth on Exhibit A: annexed hereto and made a part hereof).
     (a) Up to 33.3333% out of the Maximum Bonus Amount shall be based on achievement of the Board-approved annual budgeted revenue target for the calendar year then ended.
     (i) If the consolidated gross revenues of the Company and its Subsidiaries for the calendar year then ended is less than 90% of the annual budgeted revenue target for that year, then this component shall equal zero;
     (ii) If the consolidated gross revenues of the Company and its Subsidiaries for the calendar year then ended is equal to or greater than 90% but is less than or equal to 100% of the annual budgeted revenue target, then this component shall be equal to 33.3333% multiplied by the (i) Target Bonus and (ii) the quotient of (x) the consolidated gross revenues of the Company and its Subsidiaries for the calendar year then ended; and (y) the Board-approved annual budgeted revenue target for the calendar year then ended; or
     (iii) If the consolidated gross revenues of the Company and its Subsidiaries for the calendar year then ended exceeds 100% but is less than 150% of the annual budgeted revenue target, then this component shall be equal to the product of (i) 33.3333% by (ii) the Target Bonus and by (iii) the sum of (x) 100%; and (y) the product of (i) the percentage that the consolidated gross revenues of the Company and its Subsidiaries for the calendar year then ended exceeds 100%; and (ii) 2; or
     (iv) If the consolidated gross revenues of the Company and its Subsidiaries for the calendar year then ended is greater than or equal to 150% of the annual budgeted revenue target, then this component shall be equal to the product of (i) 33% by (ii) the Target Bonus and (ii) 2
     (b) Up to 33.33333% of the Maximum Bonus Amount shall be based on achievement of the Board-approved annual budgeted Unlevered Free Cash Flow (“UFCF”) target for the calendar year then ended.
     (i) If the UFCF of the Company and its Subsidiaries for the calendar year then ended is less than 90% of the annual budgeted revenue target for that year, then this component shall equal zero;

     (ii) If the UFCF of the Company and its Subsidiaries for the calendar year then ended is equal to or greater than 90% but is less than or equal to 100% of the annual UFCF target, then this component shall be equal to 33.3333% multiplied by the (i) Target Bonus and (ii) the quotient of (x) the UFCF of the Company and its Subsidiaries for the calendar year then ended; and (y) the Board-approved UFCF target for the calendar year then ended; or
     (iii) If the UFCF of the Company and its Subsidiaries for the calendar year then ended exceeds 100% but is less than 150% of the annual budgeted UFCF target, then this component shall be equal to the product of (i) 33.3333% by (ii) the Target Bonus and by (iii) the sum of (x) 100%; and (y) the product of (i) the percentage that the UFCF of the Company and its Subsidiaries for the calendar year then ended exceeds 100%; and (ii) 2; or
     (iv) If the UFCF of the Company and its Subsidiaries for the calendar year then ended is greater than or equal to 150% of the annual budgeted UFCF target, then this component shall be equal to the product of (i) 33.3333% by (ii) the Target Bonus and (ii) 2
     (c) Up to 33.3333% out of the Maximum Bonus Amount shall be based on achievement of the Board-approved annual budgeted EBITDA target for the calendar year then ended.
     (i) If the consolidated EBITDA of the Company and its Subsidiaries for the calendar year then ended is less than 90% of the annual budgeted EBITDA target for that year, then this component shall equal zero;
     (ii) If the consolidated EBITDA of the Company and its Subsidiaries for the calendar year ended is equal to or greater than 90% but is less than or equal to 100% of the annual budgeted EBITDA target, then this component shall be equal to 33.3333% multiplied by the (i) Target Bonus and (ii) the quotient of (x) the consolidated EBITDA of the Company and its Subsidiaries for the calendar year then ended; and (y) the Board-approved annual budgeted EBITDA target for the calendar year then ended; or
     (iii) If the consolidated EBITDA of the Company and its Subsidiaries for the calendar year then ended exceeds 100% but is less than 150% of the annual budgeted EBITDA target, then this component shall be equal to the product of (i) 33.3333% by (ii) the Target Bonus and by (iii) the sum of (x) 100%; and (y) the product of (i) the percentage that the consolidated EBITDA of the Company and its Subsidiaries for the calendar year then ended exceeds 100%; and (ii) 2; or
     (iv) If the consolidated EBITDA of the Company and its Subsidiaries for the calendar year then ended is greater than or equal to 150% of the annual budgeted EBITDA target, then this component shall be equal to the product of (i) 33.3333% by (ii) the Target Bonus and (ii) 2
     (d) The annual budget, including the revenue, UFCF, EBITDA and other performance targets described above, shall be approved by the Board in its sole discretion and may be adjusted from time to time by approval of the Board for such developments as material acquisitions or dispositions, in order to make the Cash Bonus achievable on a comparable basis after giving pro forma effect to such developments. All amounts under this Section 3.2 shall be calculated on a consolidated basis in accordance with the Company’s past practice and, where not inconsistent with such past practice, in accordance with U.S. generally accepted accounting principles, consistently applied Notwithstanding the foregoing, UFCF and EBITDA targets and actual EBITDA and UFCF shall be calculated prior to payment of executive bonuses.
     (e) For purposes of this Agreement: (x) “UFCF” shall mean for a given calendar year: (i) EBITDA for such calendar year, less (ii) capital expenditures made during such calendar year, less (iii) capitalized development costs incurred during such calendar year, less (iv) the excess, if any, by which Working Capital for such calendar year exceeds Working Capital for the immediately preceding calendar year, plus (v) the excess, if any, by which Working Capital for the Immediately preceding calendar year exceeds Working Capital for such calendar year; (y) “Working Capital” shall mean, with respect to a given calendar year, without duplication, current assets, consisting of the sum of the amounts set forth in the Company’s consolidated balance sheet (as of the last day of such calendar year) line items for (i) accounts receivable, net, (ii) inventories, net, and (iii) prepaids, net (but excluding prepaid taxes), less current liabilities, consisting of the sum of the amounts set forth in the Company’s consolidated balance sheet line items for (i) accounts payable, (ii) commissions and bonuses, (iii) accrued royalties, (iv) deferred revenue, (v) other accrued expenses and (vi) other current liabilities (in calculating Working Capital, items shall be classified in a manner consistent with the manner in which each such item was classified on the Company’s monthly consolidated balance sheet for January through November 2006); and (z) “EBITDA” shall mean, with respect to a given calendar year, the sum of (i) “Consolidated EBITDA” as calculated under, and as reflected in the applicable “Compliance Certificate” delivered pursuant to, the Credit Agreement (as defined below) for the twelve month period ending on the last day of such calendar year, plus (ii) if any, all accrued bonus compensation for David Cappellucci, David Caron and George Logue with respect to such calendar year. The term “Credit Agreement” shall mean that certain Credit Agreement, dated as of April 12, 2007, by and among Merger Corp, as borrower, Parent, the Company, Cambium Learning (New York), Inc., Kurzweil Educational Systems, Inc., Sopris West Educational Services, Inc. and IntelliTools, Inc., as guarantors, Credit Suisse Securities (USA) LLC, as co-syndication agent, BNP Paribas, as co-syndication agent, TD Securities (USA) LLC, as documentation agent, Barclays Bank PLC, as administrative agent and collateral agent, and the lenders from time to time party thereto.
     Section 3.3. Management Incentive Plan.
     Executive shall be eligible to participate in the VSS-Cambium Management LLC (“Management LLC”) Management Incentive Plan as set forth in the limited liability company agreement of the Management LLC (the “MIP”), and his participation will be reflected in a separate Agreement Relating to Membership, of even date herewith, between the Management LLC and the Executive (the “Grant Agreement”). To the extent of any inconsistency between this Agreement and the Grant Agreement, the terms of the Grant Agreement shall control, including without limitation, in case of any termination of the Executive’s employment.

ARTICLE 4
BENEFITS AND EXPENSES
     Section 4.1. Benefit Plans.
     The Executive shall be entitled to participate in all benefit plans generally available to other senior executives of the Company on the same basis and to the same extent as other senior executives. The Executive shall be entitled to four (4) weeks of paid vacation, annually, which the Executive shall take during such times as shall be consistent with the Executive’s responsibilities.
     Section 4.2. General Expense Reimbursement.
     The Company shall reimburse the Executive, in accordance with the Company’s policies, for all reasonable out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder. The Executive shall furnish to the Company documentary evidence of each such expense in the form required to comply with the Company’s policies and all applicable federal and state tax statutes and regulations issued thereunder for the substantiation of such expense as a tax deduction.
ARTICLE 5
TERMINATION OF EMPLOYMENT
     Section 5.1. Termination Without Cause or Resignation For Good Reason.
     (a) The Company may terminate the Executive’s employment hereunder at any time without Cause upon written notice to the Executive. The Executive may terminate his employment hereunder for Good Reason upon written notice to the Company.
     (b) If the Executive’s employment is terminated by the Company without Cause (other than by reason of the Executive’s death or disability) or by the Executive for Good Reason, the Executive shall be entitled to receive, in full discharge of all of the Company’s obligations to the Executive under this agreement, (i) his Base Salary through the date of termination of his employment, (ii) the amount of all then unpaid expense reimbursements due to the Executive under Section 4.2 for periods prior to the date of termination, (iii) additional payments equal to his Base Salary (at the rate in effect at the time of termination) for a period of twelve months after termination of his employment, payable in installments (subject to applicable withholding) at the same times as the Executive’s salary would have been payable if the Executive’s employment had not terminated, and (iv) continuation during that twelve-month period of the health and dental insurance benefits provided to the Executive and his covered dependents under the Company’s insurance plans in effect as of the date of termination (except that the Executive shall pay that portion of the cost of such insurance as the Executive was required to pay as of the date of termination of employment and, if the Executive and his dependents become eligible for comparable health and dental benefits provided by any other employer, the Company may cease to provide those benefits to the Executive). As provided in Section 6.2, the Company may elect to extend for an additional twelve months the period after termination of employment during which the Company will continue to make salary payments and provide health and dental insurance benefits to the Executive (in which event the Restrictive Covenants that otherwise would be in effect for twelve months following termination of the Executive’s employment shall remain in effect for 24 months).
     Section 5.2. Termination for Cause; Voluntary Termination.
     (a) The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. The Executive may voluntarily terminate his employment hereunder at any time without Good Reason.
     (b) If the Executive’s employment by the Company is terminated for Cause or as a result of the Executive’s voluntary termination of his employment without Good Reason, the Executive shall be entitled to receive, in full discharge of all of the Company’s obligations to the Executive under this Agreement, the amount of his Base Salary through the date of termination and the amount of all then unpaid expense reimbursements due to the Executive under Section 4.2 for periods prior to the date of termination.
     Section 5.3. Termination Resulting from Death or Disability.
     (a) If, as the result of any illness, physical or mental incapacity or disability, the Executive shall be unable to perform his essential job functions, whether with or without reasonable accommodation, in substantially the manner and to the extent required hereunder prior to the commencement of such disability, for a period of ninety consecutive days or for a total of one 180 days in any twelve month period (“Disability”), the Company may, upon thirty (30) days prior written notice to the Executive, terminate the Executive’s employment under this Agreement.
     (b) The death of the Executive shall terminate the Executive’s employment, effective at the time of his death.
     (c) If the Executive’s employment is terminated as a result of his Disability or death, the Executive or his estate, as the case may be, shall be entitled to receive, in full discharge of all of the Company’s obligations to the Executive or his estate, as the case may be: (x) the amount of the Executive’s Base Salary through the date of termination of his employment; (y) the amount of all then unpaid expense reimbursements due to the Executive under Section 4.2 for periods prior to the date of termination; and (z) the amount of the Executive’s Cash Bonus for the year of termination (pro-rated for the period through the date of termination of his employment) as determined by the Board in its sole discretion, based on the Board’s assessment of the Executive’s individual performance prior to the date of termination and taking into account the various components of the bonus calculation formula set forth in Section 3.2.
     Section 5.4. Termination Resulting From a Realization Event. If a Realization Event occurs, this Agreement and Executive’s employment shall terminate as of the date of the Realization Event. If the Executive’s employment is terminated due to a Realization Event, the Executive shall be entitled to receive (i) his Base Salary through the date of termination of his employment, and (ii) the amount of all then unpaid expense reimbursements due to the Executive under Section 4.2 for periods prior to the date of termination.

     Section 5.5. Definitions.
     The following definitions apply to this Agreement:
     (a) The term “Affiliate” means, with respect to a specified entity, any individual or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified entity.
     (b) The term “Business” means the business of developing, publishing, providing, licensing, marketing and/or selling intervention-focused math and literacy (including, without limitation, reading, writing, spelling, vocabulary and other similar areas) and related educational and instructional materials, services and technology to educators of pre-kindergarten through Grade 12 students in the United States education market, and any additional businesses presently or hereafter conducted by the Company and its Affiliates during the period of time in which the Executive is employed by the Company or any of its Affiliates.
     (c) The term “Cause” means: (i) fraud, embezzlement or other misappropriation by the Executive of funds or property of the Company or of any of its subsidiaries or Affiliates, (ii) the conviction of the Executive of any felony, (iii) any gross misconduct by the Executive that is injurious, directly or indirectly, in any respect to the Company or any of its subsidiaries or Affiliates, or (iv) the Executive’s failure to perform in any material respect any of his obligations under this Agreement. “Cause” shall not be deemed to exist under clause (iii) or (iv) above, however, unless the Company shall have given written notice to the Executive specifying in reasonable detail the Executive’s acts or omissions that the Company alleges would constitute “Cause” and the Executive shall have failed to rescind any such act or cure any such omission within fifteen (15) days after delivery of the notice.
     (d) The term “Realization Event” shall have the same meaning as “Realization Event” in the MIP.
     (e) The term “Closing Date” shall have the same meaning as in the Stock Purchase Agreement.
     (f) The term “Confidential Information” shall have the same meaning as in the Stock Purchase Agreement.
     (g) The term “Good Reason” means: (i) a substantial reduction by the Board of the Executive’s title, authority, duties or responsibilities with the Company; (ii) a material reduction in the Executive’s compensation or benefits (other than a reduction in benefits that is approved by the Company’s chief executive officer and chief financial officer and is generally applicable to all executives or employees of the Company); (iii) the failure of the Company or the Parent to pay when due any amount payable to the Executive under this Agreement, the Parent Operating Agreement, the MIP or under any plan, program, agreement, arrangement or other commitment of the Company or the Parent; or (iv) the relocation of the office of the Executive to a location which is more than thirty-five (35) miles from Natick, Massachusetts. “Good Reason” shall not be deemed to exist, however, unless the Executive shall have given written notice to the Company specifying in reasonable detail the acts or omissions of the Company or the Parent that the Executive alleges constitute “Good Reason” and the Company shall have failed to rescind or failed to have caused the Parent to rescind any such act or cure any such omission within fifteen (15) days after the delivery of the notice.
     (h) The terms “Subsidiary” and “Subsidiaries” shall have the same meaning as in the Stock Purchase Agreement.
     (i) The term “Person” shall have the same meaning as in the Stock Purchase Agreement.
ARTICLE 6
NON-COMPETITION, CONFIDENTIALITY AND
NON-SOLICITATION COVENANTS
     Section 6.1. Non-Competition, Confidentiality, etc.
     (a) The Executive acknowledges that his previous employment has provided, and his continued employment under this Agreement will provide, the Executive with access on a continual basis to confidential and proprietary information concerning the Business, the Company, the Parent and their respective Affiliates. The Executive further acknowledges that the Company would not enter into this Agreement and the Parent would not permit the Executive to participate in the MIP, but for the Executive’s agreement to the covenants (the “Restrictive Covenants”) contained in this Article 6. Accordingly, the Executive agrees that he will, and he will cause any entity over which he has the power to direct or cause the direction of the management or policies (each, a “Controlled Person”), strictly to comply with the following provisions:
     (i) during the Restricted Period (as defined in Section 6.2), the Executive shall not, and shall cause any Person over whom the Executive has the power to direct or cause the direction of the management and/or policies of such person (each, a “Controlled Person”) not to directly or indirectly, anywhere in the United States, engage in any manner (including without limitation by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize or providing funding to, a business that is competitive with the Business; provided, however, that nothing herein shall prohibit the Executive (or any Controlled Person) from (1) being a beneficial owner (collectively, with any Controlled Person) of not more than 3% of the outstanding stock of any class of stock of an entity which is publicly traded or any limited partnership interest, mutual fund, pooled investment or similar passive investment over which the Executive (collectively, with any Controlled Person) has no control regarding or direct participation in the investment decisions and does not participate in identifying, evaluating, administering or monitoring any new or existing transactions, investments or portfolio companies engaged in the any business similar to the Business, (2) participating in (only as a senior executive officer, director or consultant), or otherwise rendering services to, any conglomerate which derives no more than 10% of its revenues or income from a line of business, division or subsidiary which is competitive with the Company’s Business; provided that, as part of the Executive’s (or any Controlled Person’s) duties and responsibilities to that conglomerate, the Executive (or Controlled Person) will not have any title with respect to, manage, provide consulting or similar services to, or otherwise directly or indirectly participate, in any such competitive business, division or subsidiary other than indirect participation that may result from the Executive’s (or Controlled Person’s) participation in the strategic direction of the conglomerate’s business as a whole, or (3) being the beneficial owner (collectively, with any Controlled Person) of not more than 3% of the outstanding equity or profits interests of any entity described in clause (2) above;
     (ii) during the Restricted Period, the Executive shall not, directly or indirectly, employ, engage, contract for or solicit the services in any capacity of any person who is on the date hereof, or who was within six months preceding such employment, engagement, contract or solicitation by the Executive, an employee of, or an independent contractor or consultant to, the Company or any of its Subsidiaries in the operation of the Company’s Business, unless the employment of such person has been terminated by the Company or its Subsidiaries without cause (as determined by the Company or such Subsidiary), such person voluntarily terminates his or her employment with the Company or any of its Subsidiaries without inducement by the Executive (or any Controlled Person), or the Company or any of its Subsidiaries gives its prior written consent to such employment, engagement, contract or solicitation by the Executive; provided, however, that general solicitations for employment in a newspaper of general circulation or similar general solicitations in any media shall not constitute a violation hereof;
     (iii) during the Restricted Period, the Executive shall not, directly or indirectly hire, or participate in the hiring of, any person who is on the date hereof, or who was within the six months preceding the date hereof, a department head, director, vice president or president of the Company or any Subsidiary, unless the employment of such person has been terminated by the Company or its Subsidiaries without cause (as determined by the Company or such Subsidiary);
     (iv) during the Restricted Period, the Executive shall not, directly or indirectly, solicit or encourage any person or entity who is on the date hereof, or who was during the twelve month period preceding the date of termination of the Executive’s employment under this Agreement, a customer, client, advertiser, distributor or supplier of the Company or any of its Subsidiaries to discontinue such person’s or entity’s business relationship with the Company or any of its Subsidiaries;
     (v) the Executive shall not at any time during or after his employment by the Company use for his own benefit (or the benefit of any of his Affiliates) or divulge or provide to any third party any Confidential Information relating to the Business, the Company or any of its Subsidiaries, the Parent, or their respective Affiliates, other than in the good faith performance of his duties to or on behalf of the Company or any of its Subsidiaries or to the extent such Confidential Information is required by applicable law to be divulged to a government agency or pursuant to subpoena or similar lawful process; and
     (vi) the Executive shall not at any time during or after his employment by the Company disparage, criticize, defame or slander the Company or any of its Subsidiaries, the Parent, their respective Affiliates, or any of their respective employees, officers, directors, agents, products or services, to anyone, including but not limited to employees and any past, present or prospective authors, customers, suppliers, distributors, or other Persons who are involved in any aspect of, or in any business complementary to, the Company’s Business, school districts, principals, Title I and curriculum directors, education associations and educators; and
     (vii) all memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information heretofore or hereafter made or compiled by the Executive or made available to the Executive concerning the Business, the Company, the Parent or any of their Affiliates shall be the property of the Company, shall be kept confidential in accordance with the provisions of Section 6.1(a)(iv), and shall be delivered to the Company promptly upon termination of this Agreement or at any earlier or later time upon the request of the Board.
The Company, its subsidiaries, Parent and their respective affiliates shall maintain a neutral reference policy in regard to the Executive. The Company and its officer, directors, employees and agents will refrain from disparagement, criticism, defamation and slander of the Executive.
     Section 6.2. Restricted Period.
For the purpose of Section 6.1, the Restricted Period shall be eighteen months from the effective date of termination of the Executive’s employment, regardless of the reason for termination of the Executive’s employment, except that, if the Executive’s employment is terminated under Section 5.1(a) (i.e., by the Company without Cause or by the Executive for Good Reason), the Restricted Period shall be twelve months from the effective date of termination unless the Company elects to extend for an additional twelve months the period during which it is obligated to continue to make payments to the Executive under clause (iii) and to provide health and dental insurance to the Executive under clause (iv) of Section 5.1(b), in which event the Restricted Period applicable upon termination of the Executive’s employment under Section 5.1(a) shall be 24 months from the effective date of termination of employment. The Company may elect to extend the payment period by notice to the Executive given at any time during the ninety-day period following termination of the Executive’s employment.
     Section 6.3. Reasonableness; Injunction.
     The Executive hereby acknowledges and agrees that the restrictions contained in Section 6.1 are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries and that any breach by Executive (or any Controlled Person) of any provision of Section 6.1 will result in irreparable injury to the Parent, the Company and the Company’s Subsidiaries. The Executive acknowledges that, in addition to all remedies available at law, the Company and its Subsidiaries shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. Neither the Parent, the Company nor any the Company’s Subsidiaries shall be required to post any bond or other security or to show actual damages in connection with any proceeding to enforce the provisions of Section 6.1 Without limiting the generality of Section 7.11, the provisions of this Section 6.1 shall inure to the benefit of any subsequent transferee of the Company’s Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee.

ARTICLE 7
GENERAL PROVISIONS
     Section 7.1. Expenses.
     Each of the Company, the Parent and the Executive shall bear its own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement. Notwithstanding the foregoing to the contrary, the prevailing party in any dispute under this Agreement shall be entitled to recover from the losing party all fees, expenses and costs (including without limitation, attorneys fees and expenses) incurred by the prevailing party in connection with such dispute.
     Section 7.2. Key-Man Insurance.
     Upon the Company’s request, the Executive shall cooperate (including, without limitation, taking any required physical examinations) in all respects in obtaining a key-man life insurance policy on the life of the Executive in which the Company is named as the beneficiary.
     Section 7.3. Entire Agreement.
     This Agreement and any agreements executed by the Executive with respect to the MIP (including, but not limited to, the Grant Agreement) contain a complete statement of all of the terms of the arrangements between the Executive and the Company with respect to the Executive’s employment by the Company and supersedes any and all other agreements, whether oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein. No agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.
     Section 7.4. No Other Contracts.
     The Executive represents and warrants to the Company and the Parent that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement or contract to which the Executive is a party or by which the Executive is bound, nor shall the execution and delivery of this Agreement by the Executive nor the performance by the Executive of his duties and obligations hereunder give rise to any claim or charge against either the Executive, the Company or the Parent based upon any other contract, or agreement to which the Executive is a party or by which the Executive is bound.
     Section 7.5. Notices.
     Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested). Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication. Any such notice or communication shall be addressed as follows:
If to the Company or the Parent to them at:
Cambium Learning, Inc.

c/o Veronis Suhler Stevenson

350 Park Avenue
New York, NY 10022

Attention: Scott J. Troeller
Telephone: 212.381.8420
Facsimile: 212.381.8168
With a copy to:
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Telephone: 212.204.8688
Facsimile: 973.597.2507
Attn: Steven E. Siesser, Esq.
If to the Executive to him at:
David Cappellucci

Telephone:
Facsimile:
Attn:
     Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.
     Section 7.6. Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.
     Section 7.7. Waiver.
     Either party may waive compliance by the other party with any provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

     Section 7.8. Separability.
     If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.
     Section 7.9. Counterparts.
     This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart. Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.
     Section 7.10. Advice of Counsel.
     Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.
     Section 7.11. Assignment; Beneficiaries.
     Neither party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the prior consent of the other and any assignment or delegation in violation of this prohibition shall be void. The Parent is an express, intended third party beneficiary of this Agreement, and may enforce any and all rights and remedies with respect to the matters contemplated herein.
     Section 7.12 Release.
     Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to receive any post-employment compensation or benefits pursuant to Section 5 hereof, or under any other plan, program, agreement, arrangement or other commitment of the Company, the Parent or any Affiliate thereof relating to the Executive’s employment, or otherwise, unless prior to the receipt of such compensation or benefit or the exercise of those rights, the Executive executes and delivers to the Company a release, in form and substance satisfactory to the Company under which the Executive releases and discharges the Company, the Parent, and their subsidiaries and Affiliates and their respective subsidiaries and Affiliates and each of their officers, managers, employees and agents from any claims and causes of action of any kind, including, but not limited to, claims and causes of action arising out of the Executive’s employment or termination of employment, but excluding (a) claims and causes of action arising solely out of the obligations of the Company or the Parent to make payments or provide benefits to the Executive after the termination of such employment pursuant to the express provisions of the Agreement, the Parent Operating Agreement, the MIP or his Grant Agreement, or any such other plan, program, agreement, arrangement or other commitment; (b) any claim for vested benefits to which the Executive may be entitled under the Company’s retirement and welfare plans in which the Executive participates or, if applicable, by application of any federal or state law providing for the continuation of welfare benefits, including but not limited to COBRA; and (c) any present or future right to indemnification and defense arising out of the Executive’s employment with the Company pursuant to the Company’s Bylaws or any policy of insurance maintained by the Company.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

CAMBIUM LEARNING, INC.
a Delaware corporation

By:	/s/ Eric Van Ert

Name:	Eric Van Ert
Title:	Secretary

EXECUTIVE

By:	/s/ David Cappellucci

David Cappellucci